                                                                  Exhibit (d)(5)


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN PERSONAL FINANCIAL ADVICE IMMEDIATELY FROM AN INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR OTHER PROFESSIONAL ADVISER IF YOU ARE RESIDENT OUTSIDE THE UNITED KINGDOM.

If you have sold or otherwise transferred all of your PHFL Shares or PHFL Warrants (otherwise than pursuant to the Offer), please send this document and the accompanying Form of Acceptance as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction outside the United Kingdom, the Channel Islands and the United States if to do so would constitute a violation of the relevant laws in such jurisdiction.

Altium Capital, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for PH Holdings and PH Investments as financial adviser (within the meaning of the Rules of the Financial Services Authority) and no one else in connection with the Offer and is not advising any other person or treating any other person as its client in relation thereto and will not be responsible to anyone other than PH Holdings and PH Investments for providing the protections afforded to clients of Altium Capital or for providing advice in relation to the Offer, the contents of this document or any other matters referred to herein.

This document should be read in conjunction with the accompanying Form of Acceptance.

--------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       FOR

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                                       BY

                             ALTIUM CAPITAL LIMITED

                                  ON BEHALF OF

           PRINCIPAL HEALTHCARE FINANCE INVESTMENTS (GUERNSEY) LIMITED

                             A COMPANY FUNDED BY THE

                             ALCHEMY INVESTMENT PLAN

--------------------------------------------------------------------------------

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN AND RETURNED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND TO BEDELL CRISTIN, C/O EMILY HAITHWAITE, P.O. BOX 75, 26 NEW STREET, ST. HELIER, JERSEY, CHANNEL ISLANDS, JE4 8PP SO AS TO BE RECEIVED AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3.00 P.M. ON 5 SEPTEMBER 2002. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PART C OF APPENDIX I OF THIS DOCUMENT.

The provisions of the City Code on Takeovers and Mergers do not apply to the Offer.

This document and the documents incorporated by reference herein contain certain "forward looking statements". Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward looking statements. Examples of forward looking statements include, but are not limited to, statements regarding the intent, belief or expectations of PHFL, PH Investments and Altium Capital and their respective directors or officers and can be identified by the use of terminology such as "may", "will", "expect", "believe", "intend", "plan", "estimate", "should" and other comparable terms or the negative thereof. These forward looking statements include statements relating to trends in the healthcare and nursing home industries and the possible benefits of the Offer becoming or being declared unconditional in all respects. The actual outcomes could differ materially from those anticipated, depending on, among other things, regional, national and international political and economic conditions, technological changes, legislative, regulatory or other changes in the healthcare or nursing home industries at the local, state, federal or other level, changes in the levels of reimbursement payable by governmental or private payors including the availability and cost of third party insurance coverage, competition for lessees and mortgagors and the ability of lessees and mortgagors to operate PHFL's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments and the financial condition of operators in the healthcare and nursing home industries.

                                    CONTENTS

                                                                                    Page
LETTER FROM ALTIUM CAPITAL

               1.       Introduction                                                 1
               2.       Terms of the Share Offer                                     2
               3.       Terms of the Warrant Offer                                   2
               4.       Transaction Costs                                            3
               5.       Undertakings to accept the Offer                             4
               6.       PHFL Directors' Recommendation                               4
               7.       Information on PHFL                                          5
               8.       Information on Four Seasons                                  5
               9.       Information on the Offeror Group                             5
               10.      Information on Alchemy Partners                              6
               11.      The Omega Offer and its relationship to the PHFL Offer       6
               12.      Compulsory acquisition                                       7
               13.      Refinancing of PHFL                                          7
               14.      Taxation                                                     8
               15.      Procedure for acceptance of the Offer                        8
               16.      Payment of Offer Price                                       8
               17.      Further information                                          8
               18.      Action to be taken                                           8

APPENDIX I     CONDITIONS AND FURTHER TERMS OF THE OFFER

               Part A   Conditions of the Offer                                      9
               Part B   Further terms of the Offer                                  14
               Part C   Form of Acceptance                                          18

APPENDIX II    Information relating to the Offeror Group                            23

APPENDIX III   Additional information                                               25

DEFINITIONS                                                                         33

                                     PART 1

                       LETTER FROM ALTIUM CAPITAL LIMITED


                                    [GRAPHIC]

                       (REGISTERED IN ENGLAND NO. 1072627)
                 (REGULATED BY THE FINANCIAL SERVICES AUTHORITY)

                                                          Altium Capital Limited
                                                            30 St James's Square
                                                                          London
                                                                        SW1Y 4AL

                                                                   7 August 2002


TO PHFL SHAREHOLDERS AND PHFL WARRANTHOLDERS

Dear Sir or Madam

             RECOMMENDED CASH OFFER ON BEHALF OF PH INVESTMENTS FOR
                      PRINCIPAL HEALTHCARE FINANCE LIMITED

1.     INTRODUCTION

This letter, together with the accompanying Form of Acceptance, contains a recommended Offer ("Offer") by Altium Capital on behalf of PH Investments to acquire the whole of the issued and to be issued share capital of PHFL and warrants to subscribe for shares in PHFL (other than those shares and warrants held by Omega).

PH Investments is a newly-incorporated Guernsey company formed for the purpose of making the Offer. PH Investments is a wholly-owned subsidiary of PH Holdings and, following the Offer being declared unconditional in all respects, the shareholders of PH Holdings will be investors in the Alchemy Investment Plan and the Four Seasons Executives. The Offer is interconditional with a separate offer by a US subsidiary of Four Seasons to acquire all the outstanding shares in Omega. Further information on PH Investments is set out in Appendices II and III to this document.

Those PHFL Directors who hold shares in the Company, all other shareholders and certain warrantholders have irrevocably undertaken to accept the Offer in respect of their own beneficial holdings of 6,662,500 PHFL Shares and 1,565,639 PHFL Warrants (representing 100 per cent. of the PHFL Shares, approximately 84 per cent. of the PHFL Warrants and 66 per cent. of the fully diluted issued share capital of PHFL).

The Offer values the fully diluted issued share capital of PHFL (assuming, for this purpose, that the shares and warrants held by Omega are valued equally with those to which the Offer relates) at approximately (pound)22.1 million.

This letter and Appendix I to this document, together with the accompanying Form of Acceptance, contain the formal terms and conditions of the Offer for your PHFL Shares and PHFL Warrants and should be read in conjunction with the enclosed Form of Acceptance.

2.     TERMS OF THE SHARE OFFER

On behalf of PH Investments, Altium Capital hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the PHFL Shares (other than the Omega-held shares) on the following basis:

                FOR EACH PHFL SHARE         (POUND)1.85 IN CASH.

Provided that if any of the PHFL Warrants are exercised prior to the Completion Date, the price per share payable under the Share Offer will be adjusted downward to an amount equal to the sum of (a) (pound)1.50; PLUS (b) an amount equal to (pound)2,332,500 divided by the number of PHFL Shares in issue at the Completion Date. The holders of approximately 84 per cent. of the PHFL Warrants have agreed not to exercise them before Completion. Therefore this adjustment will not reduce the Share Offer Price below (pound)1.83 per share.

The Share Offer Price will be payable in full upon the Offer becoming wholly unconditional; however, subject as provided in paragraph (ii) under "General" in Part A of Appendix I to this document, an aggregate amount of (pound)600,000 (equivalent to approximately 9.01p for each existing issued PHFL Share) will be applied in payment of Transaction Costs incurred by PHFL for the benefit of the PHFL Shareholders, as described in paragraph 4 below.

In the event that the Completion Date falls after 21 September 2002, the Share Offer Price will increase by a rate equal to the Bank of Scotland base rate in respect of the period from such date to the Completion Date.

The PHFL Shares to be acquired pursuant to the Share Offer are to be acquired fully paid and free from all liens, equities, charges, pre-emptive rights and encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 6 November 2000, including the dividend in the amount of 10p per Ordinary Share resolved at the Annual General Meeting of the Company held on 6 November 2000 to be paid to holders of Ordinary Shares on the register on 20 January 2000, payment of which has not yet been made.

The Share Offer extends to any PHFL Shares which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as PH Investments may determine) as a result of the exercise of the PHFL Warrants.

The Share Offer is conditional upon valid acceptances being received in respect of not less than 90% of the PHFL Shares and PHFL Warrants to which the Offer relates, on the Omega Offer becoming unconditional (except in so far as it is interconditional with the PHFL Offer), on the outstanding borrowings of the PHFL Group not exceeding agreed levels and on certain other usual conditions. Full details of the conditions to the Share Offer are set out in Part A of Appendix I.

TO ACCEPT THE SHARE OFFER, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN AND RETURNED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND TO BEDELL CRISTIN, C/O EMILY HAITHWAITE, P.O. BOX 75, 26 NEW STREET, ST. HELIER, JERSEY, CHANNEL ISLANDS, JE4 8PP SO AS TO BE RECEIVED AS SOON AS POSSIBLE AND IN ANY EVENT BY NO LATER THAN 3.00P.M. ON 5 SEPTEMBER 2002.

Your attention is drawn to Part C of Appendix I to this document and to the Form of Acceptance, which set out the procedure for acceptance of the Share Offer, and to Parts A and B of Appendix I to this document which contain further terms of and the conditions applicable to the Share Offer.

3.     TERMS OF THE WARRANT OFFER

PHFL currently has outstanding warrants (the PHFL Warrants and the Omega-held Warrants) exercisable at any time on or before 30 June 2003 to subscribe for a total of 1,667,000 Ordinary Shares at (pound)1.00 per share and 750,000 Ordinary Shares at (pound)1.10 per share.

On behalf of PH Investments, Altium Capital hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the PHFL Warrants on the basis of (pound)1.50 for each PHFL Share issuable upon exercise of the PHFL Warrants, in each case less the applicable exercise price. Thus holders of PHFL Warrants will receive 50p for each (pound)1.00 warrant and 40p for each (pound)1.10 warrant in respect of which they accept the Warrant Offer.

The Warrant Offer Price will be payable in full upon the Offer becoming wholly unconditional. No deduction for Transaction Costs will apply to the Warrant Offer Price.

In the event that the Completion Date falls after 21 September 2002, the Warrant Offer Price will increase by a rate equal to the Bank of Scotland base rate in respect of the period from such date to the Completion Date.

The PHFL Warrants to be acquired pursuant to the Warrant Offer are to be acquired fully paid and free from all liens, equities, charges, pre-emptive rights and encumbrances and other interests and together with all rights now or hereafter attaching thereto.

The Warrant Offer is conditional upon the Share Offer becoming or being declared unconditional in all respects.

TO ACCEPT THE WARRANT OFFER, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN AND RETURNED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND TO BEDELL CRISTIN, C/O EMILY HAITHWAITE, P.O. BOX 75, 26 NEW STREET, ST. HELIER, JERSEY, CHANNEL ISLANDS, JE4 8PP SO AS TO BE RECEIVED AS SOON AS POSSIBLE AND IN ANY EVENT BY NO LATER THAN 3.00P.M. ON 5 SEPTEMBER 2002.

The Share Offer Price, net of Transaction Costs, represents up to approximately 27p per PHFL Share more than the Warrant Offer Price. This in part reflects the dividend of 10p per existing issued PHFL Share which was declared some time ago but will now not be received by PHFL Shareholders and in part the fact that PHFL Shareholders have actually invested capital in the Company and accepted the risks involved in doing so. It is open to PHFL Warrant Holders who have not given irrevocable undertakings to accept the Offer to exercise their Warrants during the Offer Period and accept the Share Offer, rather than accepting the Warrant Offer. They would, however, have to pay the exercise price of either (pound)1.00 or (pound)1.10 (as applicable) for each share in respect of which their PHFL Warrants are exercised and such exercise could not be made conditional upon the Share Offer becoming unconditional.

Your attention is drawn to Part C of Appendix I to this document and to the Form of Acceptance, which set out the procedure for acceptance of the Warrant Offer, and to Parts A and B of Appendix I to this document, which contain further terms of and the conditions applicable to the Warrant Offer.

4.     TRANSACTION COSTS

The Offer is made on the basis that certain fees and expenses of professional advisers instructed by the PHFL Board for the benefit of PHFL Shareholders in connection with the Offer and certain other related costs (referred to as the "Transaction Costs" ) are to be borne by the PHFL Shareholders out of the Share Offer Price payable to them. The Transaction Costs amount to (pound)600,000 (subject to possible reduction as provided in paragraph (ii) under "General" in Part A of Appendix I to this document), which, assuming no PHFL Warrants are exercised prior to the Unconditional Date and that all of the existing issued PHFL Shares are acquired pursuant to the Offer or by way of statutory compulsory acquisition, represents a deduction of approximately 9.01p per PHFL Share.

An amount (the "Initial Cost Amount") equal to (i) the Transaction Costs Amount divided by (ii) the number of PHFL Shares in issue at the Completion Date and multiplied by (iii) the number of PHFL Shares in respect of which valid acceptances have been received by the Unconditional Date will be set aside out of the aggregate Share Offer Price paid on the Completion Date and will be applied by the PHFL Holders' Solicitors as follows:

(a) an amount sufficient to produce U.S. $660,030 (or the Transaction Costs Amount, if less) will be converted into US$ and paid to Sheffield Merchant Banking Group to discharge PHFL's remaining obligations to Sheffield Merchant Banking Group pursuant to the agreement referred to at paragraph 6 of Appendix III to this document;

(b) the balance, if any, will be paid by the PHFL Holders' Solicitors to PHFL in reimbursement of various fees, expenses and costs incurred by PHFL for the benefit of the PHFL Shareholders.

In order to ensure that the Transaction Costs will be borne among all Accepting Holders pro rata to the PHFL Shares sold by them, if the Offer has been validly accepted by less than 100% of the PHFL Shares and PHFL Warrants to which the Offer relates, then unless PH Investments is reasonably satisfied that it will be able to acquire all the remaining PHFL Shares and/or PHFL Warrants by means of the applicable statutory compulsory acquisition procedures, and notifies the PHFL Holders' Solicitors accordingly, a further amount (the "Retained Amount") equal to the difference between the Transaction Costs Amount and the Initial Cost Amount will be set aside out of the Share Offer Price paid on the Completion Date and will be deposited by the PHFL Holders' Solicitors in an interest bearing deposit account. As soon as practicable after the final number of PHFL Shares sold by Accepting Holders is known, but in any event not more than six months following the Completion Date, the PHFL Holders' Solicitors will divide the balance (including interest) standing to the credit of such deposit account among the Accepting Holders in such proportions as will ensure (subject to rounding to the nearest penny where appropriate) that the aggregate net consideration per PHFL Share received by each Accepting Holder shall be identical. Further details concerning distribution of the Retained Amount are contained in paragraph 4.5 of Part B of Appendix I.

5.     UNDERTAKINGS TO ACCEPT THE OFFER

PH Investments has received irrevocable undertakings to accept the Offer in respect of 6,662,500 PHFL Shares (representing 100 per cent. of the existing issued PHFL Shares) and 1,565,639 PHFL Warrants to subscribe for Ordinary Shares (representing approximately 84 per cent. of the PHFL Warrants in issue).

These undertakings represent 66 per cent of the issued share capital of PHFL on a fully diluted basis. The undertakings have been given by all of the Directors of PHFL (including certain members of their immediate families and related trusts and companies) and certain other holders of PHFL Shares and PHFL Warrants.

The undertakings are binding in all circumstances unless and until the Offer lapses or is withdrawn. Details of these undertakings are set out in paragraph 2 of Appendix III to this document.

6.     PHFL DIRECTORS; RECOMMENDATION

CONSTITUTION OF THE BOARD

You should all be aware of the events which occurred at the Extraordinary General Meeting of PHFL called for 31 May 2002, which resulted in a difference of opinion between some shareholders in PHFL and others as to whether the then Directors had been effectively removed from office and if so whether any new Directors had been validly appointed in their place, and the potential paralysis of the management of the Company arising out of the resulting uncertainty. Following that Extraordinary General Meeting, proceedings were initiated in the Royal Court of Jersey in the name of Omega and PHFL. Those proceedings have been discontinued for the time being.

In addition, the resolutions passed by the shareholders of PHFL at an EGM held on 15 July 2002 (copies of which appear in Appendix V) have resulted in a new Board of Directors for PHFL comprising the following:

           Essel W. Bailey, Jr
           Robert L. Parker
           Bernard J. Korman
           Charles Taylor Pickett

on the basis that the quorum for any meeting of the Directors shall be three and that any decision of the Board shall require the assent of at least one of Mr Bailey and Mr Parker and one of Mr Korman and Mr Pickett.

RECOMMENDATION

The PHFL Directors have requested Altium Capital to include the following statement in this letter on their behalf:

"On Friday 19 July 2002, the Board received an approach from a third party expressing an interest in acquiring the entire issued share capital, and all of the outstanding warrants to subscribe for shares, of the Company. The approach indicated prices of (pound)1.85 for each share (without any deduction for transaction costs), (pound)0.75 for each (pound)1 warrant and (pound)0.65 for each (pound)1.10 warrant (with a paper alternative in each case).

The approach (which envisaged a completion date of 27th September 2002) was subject to a number of pre-conditions which have not yet been satisfied. These include satisfactory completion of a five week due diligence exercise by the potential buyer, the potential buyer being satisfied with the status and terms of the long term debt of the PHFL Group and of the issuers of securitised bonds the proceeds of which have been paid to the PHFL Group and the potential buyer being able to acquire all of the stock of Omega.

The Board of PHFL carefully considered the competing approach and concluded that, although it appeared to present the possibility of a higher price (both for shares and warrants) than the Offer, it was at a far less advanced stage of readiness than the Offer. In particular, the Board took note of the fact that PH Investments had completed its due diligence exercise and that the terms and conditions of the Offer had been substantially agreed.

The Board of PHFL consider the terms of the Offer to be fair and reasonable to PHFL Shareholders and Warrantholders and believe it to be in the best interests of the shareholders of PHFL taken as a whole that the Offer proceed to Completion. Accordingly, the PHFL Directors unanimously recommend PHFL Shareholders and PHFL Warrantholders to accept the Offer, as they and members of their immediate families and related trusts and companies have irrevocably undertaken to do in respect of their own holdings, comprising 1,200,000 PHFL Shares (representing 12% of the existing issued share capital of PHFL) and 460,040 PHFL Warrants. Charles Taylor Pickett does not personally own any PHFL Shares or PHFL Warrants. He is the Chief Executive Officer of Omega Healthcare Investors, Inc., which has entered into a similar undertaking in respect of its holding of 990,000 PHFL Shares and 185,033 PHFL Warrants."

FURTHER INFORMATION

All of the PHFL Directors have agreed to resign from the Board upon the Offer becoming or being declared unconditional in all respects, and will be entitled to receive their directors' fees and expenses up to the Unconditional Date. Further details of these entitlements and related matters and of the interests of the PHFL Directors, certain former directors and their connected persons in PHFL Shares, PHFL Warrants and Omega Shares are set out in paragraphs 3 and 5 of Appendix III to this document.

7.     INFORMATION ON PHFL

PHFL is the holding company of a group which owns the freeholds of 231 specialist and elderly care homes in the United Kingdom and the Channel Islands, which are leased to operators (including members of the Omega Group and PHFL's own Alliance Care subsidiaries). The PHFL Group has approximately 450 employees.

In the financial year ended 31 August 2001, the PHFL Group achieved a turnover of(pound)37,360,000 (2000:(pound)36,966,000) and profit after tax of(pound)3,796,000 (2000:(pound)2,847,000).

Further information on the PHFL Group is set out in the Report and Accounts of PHFL for the year ended 30 August 2001 which accompany this document.

8.     INFORMATION ON FOUR SEASONS

Four Seasons is the holding company for a group which owns and operates residential and nursing homes for the elderly and disabled people and provides nursing services. Four Seasons currently owns and operates a number of units involved with brain injury rehabilitation, intensive care psychiatry, eating disorders, behavioural problems and medically led geriatric services. The Four Seasons Group operates approximately 6,000 beds in 120 homes throughout the United Kingdom. The principal shareholders of the Four Seasons Group are the Alchemy Investment Plan, Hamilton Anstead, Graeme Willis and the other senior management of the Four Seasons Group.

9.     INFORMATION ON THE OFFEROR GROUP

Two newly incorporated Guernsey companies have been established for the purposes of making the Offer, PH Holdings and PH Investments. PH Investments is a wholly owned subsidiary of PH Holdings. PH Holdings is the parent company of PH Investments and is currently beneficially owned by investors in the Alchemy Investment Plan. Upon completion of the acquisition of PHFL Shares pursuant to the Offer, PH Holdings will be owned by such investors and the Four Seasons Executives. Further details of Four Seasons and of the Omega Offer by its wholly-owned subsidiary, Omega Acquisition Sub, are set out in paragraph 11 of this letter and paragraph 4 of Appendix 4 to this document.

PH Investments and PH Holdings have not traded since their incorporation nor entered into any obligations other than in connection with the Offer and the financing thereof.

The Board of Directors of PH Investments comprises Michael Stokes, Paul Guilbert and Laurence McNairn, who are each directors of Alchemy Partners (Guernsey), and Hamilton Anstead and Graeme Willis, who are Directors of Four Seasons.

Further information on PH Investments and the financing arrangements for the Offer is set out in Appendices II and III to this document.

10.    INFORMATION ON ALCHEMY PARTNERS

Alchemy Partners is a venture capital investment advisory business established on 20 January 1997 which provides investment advice to Alchemy Partners (Guernsey).

Alchemy Partners (Guernsey) is a registered Guernsey company which manages the Alchemy Investment Plan and carries out investments based on recommendations put forward by Alchemy Partners. Alchemy Partners (Guernsey) considers all recommendations and is solely responsible for the final decision to invest.

Investors in the Alchemy Investment Plan include major banking institutions, pension funds and a number of private individuals. The Alchemy Investment Plan comprises a series of 91 limited partnerships, in aggregate committed to investing more than (pound)249 million per annum. In addition, it includes investments from the individual partners of Alchemy Partners.

The Alchemy Investment Plan has invested or committed to invest approximately (pound)937 million in other investments (including Four Seasons) since 1997.

11.    THE OMEGA OFFER AND ITS RELATIONSHIP TO THE PHFL OFFER

Omega is a NASDAQ-listed U.S. corporation which currently owns 3,337,500 Ordinary Shares and warrants to subscribe for a further 556,361 Ordinary Shares (representing in aggregate approximately 33.37 per cent. of the existing issued share capital of PHFL and 31.36 per cent. of the issued share capital of PHFL on a fully diluted basis).

Four Seasons, its wholly-owned subsidiary Omega Acquisition Sub, and Omega have entered into an Agreement and Plan of Merger dated 1 August 2002 ("the Omega Agreement"). Pursuant to the Omega Agreement, Omega Acquisition Sub agreed to make a tender offer ("the Omega Offer") to acquire all of the outstanding shares of Omega at a price of U.S. $3.32 per share. The Omega Offer values the fully diluted issued share capital of Omega (including the Series C Preferred Shares) at approximately U.S. $44.7 million. Subject to the satisfaction of certain conditions, including but not limited to (a) acceptance of the Omega Offer in respect of a majority of the outstanding shares of Omega on a fully diluted basis, (b) the Omega Agreement not being terminated before the U.S. Closing Date in accordance with its terms and (c) the PHFL Offer becoming or being declared unconditional (apart from its interconditionality with the Omega Offer), Omega Acquisition Sub will be obliged to complete the purchase of the Omega Shares tendered pursuant to the Omega Offer. After the U.S. Closing Date, Omega Acquisition Sub will be merged into Omega which will thereby become a wholly-owned subsidiary of Four Seasons.

Omega Acquisition Sub has received undertakings to accept the Omega Offer in respect of approximately 38.3 per cent. in aggregate of the issued and outstanding Omega Shares on a fully diluted basis.

The PHFL Offer is conditional on satisfaction or waiver of all the conditions to the Omega Offer (apart from any condition relating to the PHFL Offer), including the Omega Agreement not being terminated before the U.S. Closing Date in accordance with its terms. In the event that the Omega Agreement is terminated by Omega in connection with a superior acquisition proposal for Omega, Accepting Holders, including those who have otherwise irrevocably undertaken to accept the PHFL Offer, will become entitled to withdraw their acceptances unless, within 7 days after the termination of the Omega Agreement, PH Investments waives the condition relating to the Omega Offer and (unless any remaining specific condition is still unsatisfied) declares the PHFL Offer wholly unconditional.

In connection with the Omega Agreement, Omega and PH Investments have entered into a separate agreement providing for the sale of the Omega-held Shares and Omega-held Warrants to PH Investments following the merger of Omega into PH Investments, at the same price as under the terms of the PHFL Offer.

Further details of the Omega Agreement and related agreements are set out in paragraph 4 of Appendix III to this document.

The following factors were taken into consideration when deciding to make the PHFL Offer and Omega Offer interconditional:-

o      Omega's ownership of a 33.37 per cent. equity interest in PHFL;

o Omega's ongoing role as manager of the PHFL Group's securitised assets and historic advisory relationship with PHFL;

o the commercial relationships between the PHFL Group and Omega's wholly-owned operating subsidiary, Idun, which currently operates under lease or licence over 90 of the care homes owned by the PHFL Group;

o the significance of Omega's investment in and commercial relationships with the PHFL Group to the overall value of the Omega Group and resulting need for approval by Omega's shareholders of any disposal of Omega's investment in PHFL;

o the fact that the PHFL Group currently has outstanding approximately (pound)20.6 million of subordinated and unsubordinated indebtedness to Omega, and (pound)35.6 million of non-securitised indebtedness to other lenders, all of which is currently payable on demand, and the impracticability of refinancing this debt, other than in the context of an acquisition of PHFL by a third party;

o the significant differences of opinion which emerged in recent months between the various shareholder constituencies within PHFL, and the potential disruption to PHFL's business resulting from these differences, and in particular the events at and following the Extraordinary General Meeting of PHFL on 31 May 2002, which are mentioned in more detail in paragraph 6 above.

12.    COMPULSORY ACQUISITION

If PH Investments receives acceptances under the Offer in respect of 90 per cent. or more of (i) the PHFL Shares and/or (ii) the PHFL Warrants to which the Offer relates (which, for the avoidance of doubt, does not include the Omega-held Shares and Omega-held Warrants), PH Investments will exercise its right pursuant to the provisions of Articles 116 to 124 of the Companies (Jersey) Law 1991 to acquire compulsorily any remaining PHFL Shares and/or PHFL Warrants in PHFL. Taking into account the Omega-held Shares and Omega-held Warrants, which PH Investments has agreed to purchase at the Offer Price, such compulsory acquisition would result in PH Investments owning all of the issued Ordinary Shares and warrants to acquire Ordinary Shares in PHFL.

If the PHFL Offer is declared wholly unconditional but the 90 per cent. threshold for exercise of statutory compulsory acquisition rights in respect of any remaining PHFL Shares and/or PHFL Warrants is not achieved, the relevant non-accepting Holder(s) will remain minority shareholders in PHFL, which will be a majority-owned subsidiary of PH Investments. PHFL Shares and PHFL Warrants are not and are not currently expected to be listed on any securities exchange or quoted in any organised trading market.

13.    REFINANCING OF PHFL

The PHFL Group had outstanding non-securitised borrowings as at 23 July 2002 of approximately (pound)54.2 million in aggregate principal amount and (pound)2 million of accrued interest thereon. All of such borrowings are now payable on demand. The relevant lenders, including Omega, have agreed with PH Investments (subject to certain limited exceptions) not to take action to enforce repayment of these loans while the PHFL Offer and the Omega Offer are pending, and PH Investments has arranged funding for the refinancing of these loans, other than the outstanding amount owed to Omega. Further details of PH Investment's financing arrangements in connection with the Offer are set out in paragraph 5 of Appendix II of this document. No external funding has been arranged for the refinancing of Omega's outstanding loans to PHFL. PH Investments and Four Seasons currently intend that, once Omega has become a subsidiary of Four Seasons and PHFL has become a subsidiary of PH Investments, the loan will be restructured as a mezzanine facility bearing interest at approximately 25 per cent per annum. It is not currently proposed to refinance PHFL's securitised debt of (pound)272 million.

14.    TAXATION

Liability to taxation in respect of capital gains and income will depend upon the individual circumstances of a holder of PHFL Shares and PHFL Warrants. Further details of the tax consequences of acceptance of the Offer for UK residents and US residents are included in paragraph 8 of Appendix III.

15.    PROCEDURE FOR ACCEPTANCE OF THE OFFER

Details of the procedure you should follow to accept the Offer are set out in Part C of Appendix I.

16.    PAYMENT OF OFFER PRICE

Subject to the Offer becoming or being declared unconditional in all respects and provided that the Form of Acceptance, share certificate(s) and/or warrant agreements and/or certificate(s) and/or other documents of title are in order, settlement of the Offer Price will be made:

(a) on the Completion Date in the case of acceptances of the Offer received, complete in all respects, by the Unconditional Date; and

(b) in the case of acceptances of the Offer received, complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt,

by telegraphic transfer to the client account of the PHFL Holders' Solicitors. The Completion Date will be not later than 3 Business Days after the Unconditional Date.

The payment of the Offer Price to the PHFL Holders' Solicitors in accordance with this paragraph and the terms of the Offer shall constitute full discharge of PH Investments' payment obligations under the terms of the Offer. On receipt of such funds the PHFL Holders' Solicitors shall account to the relevant Accepting Holders for their pro-rata entitlement to the funds transferred to the PHFL Holders' Solicitors in accordance with the terms of the Offer, further details of which are provided at paragraphs 4 and 5 of Part B to Appendix I.

All documents and remittances sent by, to or from PHFL Shareholders and/or PHFL Warrantholders or their appointed agents will be sent at their own risk.

17.    FURTHER INFORMATION

Your attention is drawn to the further information in Part I of, and in the Appendices to, this document and in the Form of Acceptance.

18.    ACTION TO BE TAKEN

YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE FORM OF ACCEPTANCE AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED EITHER BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND TO BEDELL CRISTIN, C/O EMILY HAITHWAITE, P.O. BOX 75, 26 NEW STREET, ST. HELIER, JERSEY, CHANNEL ISLANDS, JE4 8PP BY NO LATER THAN 3.00 PM ON 5 SEPTEMBER 2002.

                                Yours faithfully
                   for and on behalf of Altium Capital Limited

                                 /s/ Ian Currie

                                   Ian Currie
                                Managing Director

                                   APPENDIX I

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

                        PART A : CONDITIONS OF THE OFFER

The Share Offer and the Warrant Offer and all agreements resulting from acceptance thereof shall be governed by English law. They are subject to the jurisdiction of the courts of England and to the following conditions:

SHARE OFFER

The Share Offer is subject to the following conditions:

(i) valid acceptances being received (and not, where permitted, withdrawn) by no later than 3.00 pm on 5 September 2002 (or such later time(s) and/or date(s) as PH Investments may determine) in respect of not less than 90 per cent. in nominal value of the PHFL Shares to which the Share Offer relates and of the PHFL Warrants to which the Warrant Offer relates (or in each case such lesser percentage as PH Investments may decide, being not less than such number of PHFL Shares and/or Warrants as, taken together with the Omega-held Shares and Warrants, represents not less than a majority of the Ordinary Shares in issue and issuable under warrants in issue) and for this purpose the expressions "PHFL Shares" and or "PHFL Warrants" "to which the Offer relates" shall be construed in accordance with Articles 116 to 124 of the Companies (Jersey) Law 1991; and PHFL Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue;

(ii) Omega Acquisition Sub accepting for payment Omega Shares tendered pursuant to the Omega Offer; or (if earlier) Omega Acquisition Sub's right and obligation to accept such Omega Shares for payment becoming unconditional in all respects in accordance with the terms of the Omega Agreement (other than any condition relating to satisfaction of the conditions to the PHFL Offer);

(iii) the principal amounts owing by the PHFL Group immediately prior to the Unconditional Date to:-

       (a)    Merrill Lynch Capital Services, Inc not
              exceeding(pound)22,738,000;

       (b)    Bank of Scotland not exceeding(pound)7,300,000;

       (c)    Omega not exceeding(pound)19,170,000;

       (d)    Electra Private Equity Partners not exceeding(pound)5,000,000; and

       (e) there being no amount owed by any member of the PHFL Group to any third party other than the persons referred to in (iii)(a),(b),(c) and (d) in respect of borrowed money or obligations in the nature of borrowings other than the Securitised Debt;

(iv)   all and any necessary consents having been obtained from:-

       (a) the Jersey Financial Services Commission to the acquisition of PHFL by PH Investments;

       (b) the Guernsey Financial Services Commission to the guarantees proposed to be provided by PH Holdings and PH Investments in connection with the debt financing to be provided by Barclays Bank plc for the Offer and the Omega Offer;

(v) no firm, governmental or regulatory authority or body, court or other person or entity having instituted, implemented or threatened any action, suit, proceedings, investigation, reference or enquiry, or enacted or made any statute, regulation, order or decision, or having taken any other steps or measures that would or might reasonably be expected to:

       (a) (i) make the Offer, its implementation or the acquisition or proposed acquisition of any shares in PHFL or other securities in, or control over, PHFL by PH Investments (or any member of the Offeror Group or any entity acting on its behalf) illegal, void and/or unenforceable; or (ii) (in each case to an extent which is material in the context of the Offer or the PHFL Group taken as a whole) otherwise directly or indirectly restrict, restrain, prohibit, delay, frustrate or interfere in the implementation of or impose additional conditions or obligations with respect to or otherwise challenge the Offer or the proposed acquisition of PHFL by PH Investments (or any member of the Offeror Group or any entity acting on its behalf) or any acquisition of shares in PHFL by PH Investments (or any member of the Offeror Group or any entity acting on its behalf) (including, without limitation, taking any steps which would entitle the board of PHFL to require PH Investments (or any member of the Offeror Group or any entity acting on its behalf) to dispose of all or some of its PHFL Shares or restrict the ability of PH Investments (or any member of the Offeror Group or any entity acting on its behalf) to exercise voting rights in respect of some or all of such PHFL Shares); or

       (b) impose any limitation on, or result in a delay in, the ability of PH Investments (or any member of the Offeror Group or any entity acting on its behalf) or PHFL or any member of the PHFL Group to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in any member of the PHFL Group or management control over any member of the PHFL Group which is any such case is material in the context of the Offer or the PHFL Group taken as a whole, or require the divestiture by any member of the PHFL Group, the Offeror Group or the Four Seasons Group of any material part of its assets; or

       (c) adversely affect any or all of the businesses, assets, prospects or profits of any member of the PHFL Group in a manner which is material in the context of the Offer or the PHFL Group taken as a whole; or

       (d) require any member of the PHFL Group or Offeror Group to offer to acquire any shares or other securities (or the equivalent) owned by any third party in any member of the PHFL Group where the cost of such acquisition(s) is (pound)100,000 or more;

(vi) save as disclosed in PHFL's Annual Report and Accounts for the year ended 31 August 2001 or otherwise disclosed in writing by PHFL to PH Investments on or prior to 23 July 2002, there being no provision of any arrangement, agreement, authorisation, lease, licence, consent, permit, franchise or other instrument to which any member of the PHFL Group is a party, or by or to which any such member, or any of its assets, are or is or may be bound, entitled or subject, which could, as a consequence of the Offer or of the proposed acquisition of all or any part of the issued share capital of, or control of, PHFL, result in:

       (a) any material assets or interests of any member of the PHFL Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged other than in the ordinary course of business; or

       (b) any Securitised Debt being or becoming repayable or being capable of being declared repayable immediately or earlier than the applicable repayment date in accordance with its terms;

       (c) any security interest granted by any member of the PHFL Group as security for the Securitised Debt becoming, or becoming capable of being declared, enforceable;

       (d) any such arrangement, agreement, authorisation, lease, licence, consent, permit, franchise or other instrument or the rights, liabilities, obligations or interests or business of any member of the PHFL Group under any such arrangement, agreement, authorisation, lease, license, consent, permit, franchise or instrument being, or becoming capable of being, terminated or adversely modified, affected, amended or varied or any adverse action being taken or any obligation or liability arising thereunder where the same would be material in the context of the Offer or the PHFL Group taken as a whole; or

       (e) the rights, liabilities, obligations, business or interests of any member of the PHFL Group in or with any firm, body or person, or any arrangements relating to such rights, liabilities, obligations, business or interest, being terminated or adversely modified, affected, amended or varied or its financial or trading position being prejudiced or affected where the same would be material in the context of the Offer or the PHFL Group taken as a whole; or

       (f) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the PHFL Group or any such mortgage, charge or security (whenever arising or having arisen) becoming enforceable or being enforced; or

       (g) the creation of liabilities, actual or contingent, by any member of the PHFL Group (save in the ordinary course of business).

(vii) since 31 August 2001 and save as disclosed in PHFL's Annual Report and Accounts for the financial year ended 31 August 2001 or otherwise disclosed in writing by PHFL to PH Investments on or before 23 July 2002:

       (a) no litigation, arbitration proceedings, prosecution or investigation or other similar legal business or proceedings having been instituted or threatened in writing or remaining outstanding against any member of the PHFL Group;

       (b) no adverse change having occurred in the business, assets, financial condition or trading position or prospects or profits of any member of the PHFL Group;

       (c) no contingent or other liability having arisen or been incurred or become apparent; and

       (d) no inquiry or investigation by any governmental or regulatory body against or in respect of any member of the PHFL Group having been threatened, announced or instituted or remaining outstanding by, against, or in respect of any member of the PHFL Group;

       (e) which in any such case is material in the context of the Offer or the PHFL Group taken as a whole;

(viii) since 31 August 2001, and save as disclosed in PHFL's Annual Report and Accounts for the financial year ended 31 August 2001 or otherwise disclosed in writing by PHFL to PH Investments on or before 23 July 2002, neither PHFL nor any other member of the PHFL Group having:

       (a) issued or agreed to issue or authorised or proposed the issue or grant of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire any such shares or convertible securities (other than on exercise of PHFL Warrants and/or Omega-held Warrants or issues to PHFL and/or wholly owned subsidiaries of PHFL);

       (b) recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution whether payable in cash or otherwise, other than to PHFL or a wholly-owned subsidiary of PHFL;

       (c)    merged with or demerged or acquired any body corporate;

       (d) save in the normal and usual course of business, incurred or increased any actual or contingent liability;

       (e) save with the express written consent of PH Investments (after prior consultation with PH Investments and providing such information as PH Investments may reasonably request in connection with such request for consent; such consent not to be unreasonably withheld), sold, transferred, conveyed, charged or otherwise in any way whatsoever disposed of or granted any interest in any of its property or assets (consent not to be withheld in respect of transactions in the normal and usual course of business involving an amount not more than (pound)100,000 in aggregate), or given any licence or consent for any assignment or surrender of any lease granted by any member of the PHFL Group, or entered into or varied, or authorised the entry into or variation of, any capital commitment(s) in an amount exceeding(pound)100,000 in aggregate), or entered into, terminated or amended any management contract or licence in respect of any property of any member of the PHFL Group; or entered into any other transaction, arrangement, contract, reconstruction, amalgamation or other commitment (other than in the normal and usual course of business) which is of a long term, unduly onerous or unusual nature or which involves or could reasonably be expected to involve an obligation of a nature and magnitude which in any such case is material in the context of the Offer or the PHFL Group taken as a whole;

       (f) waived or compromised any claim involving an account in excess of(pound)100,000;

       (g) taken any corporate action in relation to or proposed any voluntary winding up or had any legal proceedings started or threatened against it or petition presented for its winding-up (whether voluntary or otherwise), dissolution or reorganisation (other than in the context of intra group transfers of assets for fair value not involving the insolvency of any member of the PHFL Group) or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of all or any of its assets or revenues, or had any creditor attach or take possession of, or a distress, sequestration or other process levied or enforced upon or sue out against any of its assets which process is not discharged within 10 days, or any analogous event, proceedings or analogous steps having occurred in any jurisdiction or had any analogous person appointed or been unable to pay its debts generally or having stopped or suspended (or threatened to do so) payments of any debts generally or ceased or threatened to cease carrying on all or any material part of its business;

       (h) failed to pay when due or within any applicable grace period any indebtedness for borrowed money, or having the commercial effect of borrowing or treated as borrowing under generally accepted accounting principles in the United Kingdom, in an amount exceeding(pound)50,000 or its equivalent in aggregate and owed to any person other than a member of the Omega Group ("relevant indebtedness"), or had any relevant indebtedness become due or payable (or capable of being declared due and payable) by reason of any default or event of default or any security for any relevant indebtedness becoming enforceable, whether or not steps are taken to enforce the same, in each case save to the extent that enforcement of the lender's rights in respect of such indebtedness or security has been suspended pending the outcome of the Offer pursuant to any standstill agreements between PH Investments and the lenders mentioned in paragraphs (iii) (a) and
              (b) of this Part A;

       (i) purchased, redeemed or repaid any of its own shares or other securities or redeemed or reduced or made any other change to the rights attached to any part of its share capital;

       (j) save as disclosed in writing by PHFL to PH Investments on or before 23 July 2002 entered into or varied to a significant extent, extended the term of or made any offer (which remains open for acceptance) to enter into or vary to a significant extent, or extend the term of any service, consultancy or other agreement with or relating to any of the directors or former directors of PHFL or made any changes to the terms of employment of staff or any class of staff of any members of the PHFL Group which are material in the context of the Offer or the PHFL Group taken as a whole;

       (k) made any alteration to its memorandum or articles of association (other than any amendment to the Articles of Association of PHFL made for the purpose referred to in paragraph (x) below) or other incorporation or constitutional documents;

       (l) entered into or made an offer (which remains open for acceptance) to enter into any agreement, contract or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph (viii);

(ix)   PH Investments not having discovered after 23 July 2002:

       (a) that, save as disclosed in writing by PHFL to PH Investments on or prior to 23 July 2002 any member of the PHFL Group is or is reasonably likely to be subject to any liability, contingent or otherwise, which is material in the context of the Offer or the PHFL Group taken as a whole;

       (b) that any financial, business or other information concerning the PHFL Group disclosed in writing to PH Investments by PHFL (or by its directors, advisors or agents) in the course of due diligence conducted by or on behalf of PH Investments is materially misleading or contains a material misrepresentation of fact or omits to state a fact necessary to make the information not materially misleading;

(x)    (a)    the passing at a duly convened extraordinary general meeting of
              PHFL (or by unanimous written resolution of the members of PHFL) of a special resolution in terms reasonably satisfactory to PH
              Investments disapplying (in connection with the Offer) the pre-emption provisions on transfers of Ordinary Shares provided for therein; and

       (b) the audited accounts of each subsidiary undertaking of the PHFL Group for the financial year ended 31 August 2001 being duly signed on behalf of PHFL's Directors and Auditors.

WARRANT OFFER

The Warrant Offer is conditional only upon the Share Offer becoming or being declared unconditional in all respects.

GENERAL

(i)    For the purpose of these conditions:

"subsidiary", "subsidiary undertaking" and "undertaking" have the respective meanings given by the Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to such act) and "significant interest" means a direct or indirect interest in shares in the equity capital of an undertaking conferring on the holder of such shares 20 per cent. or more of the total voting rights conferred by such equity share capital;

"the Offeror Group" means PH Holdings and PH Investments and its subsidiaries, subsidiary undertakings, associated undertakings and any undertakings in which PH Holdings and any such undertaking (aggregating their interest) have a substantial interest;

references to any matter, event or thing being material in the context of the Offer or the PHFL Group as a whole include (without limitation) reference to the same being reasonably likely to have an effect which is materially adverse to the business, assets, profits, financial condition or cash flow of the PHFL Group or to the same adversely affecting (in a manner not disclosed by the annual Report and Accounts of PHFL for the financial year ended 31 August 2001, or otherwise disclosed in writing by PHFL to PH Investments on or before 23 July
2002) the ability of any member of the PHFL Group to grant security over its assets or undertaking following the Completion Date; and

references to information disclosed in writing to PH Investments means information so disclosed to Four Seasons and/or PH Investments and/or their professional advisors by PHFL, its directors, agents or professional advisers after 14 February 2002.

(ii) PH Investments reserves the right to waive in whole or in part all or any of the Conditions (ii) to (x) inclusive, provided that if Condition (ii) is waived the amount of the Transaction Costs to be borne by Accepting Holders of PHFL Shares will be reduced from (pound)600,000 to (pound)300,000. All of the Conditions, if not waived (where permitted), must be fulfilled not later than the Termination Date, failing which the Offer will lapse. PH Investments will waive Conditions (iii) and (v) to (ix) inclusive within one Business Day after the date of satisfaction (or where permitted waiver) of the last of conditions
(i), (ii), (iv) and (x) to be satisfied (or where permitted waived), unless PH Investments has, prior to the expiry of such one Business Day period, validly invoked any such Condition (by notice in writing to the PHFL Board) so as to cause the Share Offer to lapse.

                                     PART B

                           FURTHER TERMS OF THE OFFER

The following further terms will, except where the context otherwise requires, apply to the Offer. Unless the context otherwise requires, any reference in this Appendix I and the Form of Acceptance to:

(a) the "acceptance condition" means the condition as to acceptances set out in paragraph (i) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances shall be construed accordingly;

(b) the "Offer" shall mean the Offer and shall include any revision, variation, renewal of or extension to the Offer (as the case may be) and an extension of the Offer shall include an extension of the date by which the acceptance condition has to be fulfilled;

(c)    the "Offer Document" means this document and the Form of Acceptance; and

(d)    "acceptances of the Offer" includes deemed acceptances of the Offer.

1      ACCEPTANCE PERIOD

1.1 The Offer will initially be open for acceptance until 3.00 pm on 5 September 2002. Although no revision is envisaged, if the Offer (in its original or previously revised form(s)) is revised, it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is posted to PHFL Shareholders.

1.2 The Offer, whether revised or not, shall not be capable of becoming unconditional after midnight on the Termination Date.

1.3 If the Offer becomes unconditional in all respects, it will not remain open for acceptance after the date on which it would otherwise have expired, unless PH Investments gives written notice to the PHFL Board, on or before the Unconditional Date, that the Offer will remain open for any specified further period, in which case notice of such extension will be given to PHFL Shareholders and PHFL Warrantholders who have not accepted the Offer prior to the closing of the Offer.

1.4 Notwithstanding anything to the contrary in this Part B of Appendix I, the Offer will not be capable of acceptance after the Termination Date.

2      RIGHTS OF WITHDRAWAL

2.1 Holders of PHFL Shares and/or PHFL Warrants will be able to withdraw their acceptances at any time during the period from the date of this document to the First Closing Date.

2.2 In the event that the Omega Agreement is terminated by Omega by reason of a "Superior Proposal", as described in paragraph 4 of Appendix III, being made for Omega, Holders of PHFL Shares and/or PHFL Warrants who have previously accepted the Offer will become entitled to withdraw their acceptances unless, within 7 days after termination of the Omega Agreement, PH Investments waives the condition set out in paragraph (ii) of Part A of this Appendix I and (provided the conditions set out in paragraphs (i), (iv) and (x) of Part A of this Appendix have been satisfied) declares the Share Offer and the Warrant Offer unconditional in all respects.

2.3 For a withdrawal to be effective, a written notice of withdrawal must be delivered or posted by first class post to Bedell Cristin, c/o Emily Haithwaite, P.O. Box 75, 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP on or before the First Closing Date. Any such notice must specify the name of the registered holder of the PHFL Shares and/or PHFL Warrants withdrawing their acceptance and the number of PHFL Shares and/or PHFL Warrants to be withdrawn. Any PHFL Shares and/or PHFL Warrants properly withdrawn shall not be treated as having been accepted for the purposes of the Offer. However, holders of PHFL Shares and/or PHFL Warrants who properly withdraw their acceptances may subsequently accept the Offer in respect of their PHFL Shares and/or PHFL Warrants if the Offer remains open for acceptance.

2.4 Except as provided by this paragraph 2 and paragraphs 3 and 5.1 below, acceptances shall be irrevocable.

3      REVISION OF THE OFFER

3.1    PH Investments reserves the right to revise the Offer:

3.1.1 by an agreement in writing signed on behalf of PH Investments and the PHFL Board in any manner which the PHFL Board resolves is not material to the interests of Accepting Holders and is appropriate in order to correct a manifest error or resolve any minor technical issue arising in relation to the Offer, and any such revisions shall be effective and binding on all Accepting Holders (provided that, for the avoidance of doubt, no such revision may extend the Termination Date to a later date); and/or

3.1.2 otherwise by means of a supplement to this Offer Document posted to all holders of PHFL Shares and/or PHFL Warrants, in which case any such revisions shall be binding on those holders of PHFL Shares and/or PHFL Warrants who accept the revised Offer provided that if the revised Offer is all in cash or provides an all-cash alternative and represents (on the date the supplement to the Offer Document is posted) an improvement or no diminution in the value of the consideration or terms of the Offer as so revised compared with the value of the terms of the Offer as previously offered, and does not involve an extension of the Termination Date, the acceptance by or on behalf of a previous acceptor of the Offer in its original or any previously revised form shall be treated as an acceptance of the Offer as so revised.

4      COMPLETION AND PAYMENT

4.1 Completion of the purchase of the PHFL Shares and PHFL Warrants in respect of which valid acceptances (including all related documents of title) have been received by the Unconditional Date shall take place at Bedell Cristin, 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP at or about 10.00 a.m. (or such other time and/or place as the PHFL Directors and PH Investments may agree) on the Completion Date at which time, subject to delivery to PH Investments of letters (in the form agreed between the PHFL Directors and PH Investments prior to the date of this document) signed by each of the then directors of PHFL confirming their resignation from all offices held by them with any member of the PHFL Group, PH Investments shall transfer or cause to be transferred into the client account of the PHFL Holders' Solicitors an amount equal to the aggregate Offer Price for each PHFL Share and PHFL Warrant for which valid acceptances have been so received upon the terms that the PHFL Holders' Solicitors shall apply the Transaction Costs Amount (or the Initial Cost Amount if lower) out of the amount transferred in payment of or retention against the Transaction Costs as described in paragraph 4 of the letter from Altium Capital contained in this document.

4.2 Completion of the acquisition of PHFL Shares and/or PHFL Warrants in respect of which valid acceptances (including all related documents of title) are received after the Unconditional Date but while the Offer remains open for acceptance shall take place at the offices of Bedell Cristin, 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP at such time as PH Investments and PHFL shall agree, being in each case not later than 14 days after receipt of such acceptances at which time PH Investments shall transfer or cause to be transferred into the client account of the PHFL Holders' Solicitors an amount equal to the Offer Price for each PHFL Share and each PHFL Warrant the subject of such subsequent valid acceptances and the PHFL Holders' Solicitors shall apply a portion of the Share Offer Price to payment of Transaction Costs such that the net amount initially distributed to such subsequent Accepting Holders following completion for each PHFL Share sold by them shall be the same as in the case of acceptances received by the Unconditional Date.

4.3 Settlement of the consideration to which any PHFL Shareholder and/or PHFL Warrantholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right (save only as provided by this document in respect of the Transaction Costs) to which PH Investments or Altium Capital may otherwise be, or claim to be, entitled as against him.

4.4 Cheques drawn on the PHFL Holders' Solicitors Client Account shall be posted to each Accepting Holder as to an amount equal to the Offer Price for the PHFL Shares and PHFL Warrants sold by them pursuant to the Offer less their pro-rata share of the Transaction Costs and of any Retained Amount, within 2 Business Days of the Completion Date and, in the case of acceptances received after the Unconditional Date, within 7 days of completion of the sale and purchase of the relevant PHFL Shares and PHFL Warrants, in each case subject to any arrangements which may be made by any individual Accepting Holders with the PHFL Holders' Solicitors (e.g. for telegraphic transfer).

5      GENERAL

5.1 The Offer will lapse unless all the conditions in Part A of Appendix I have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by PH Investments to be or remain satisfied, by midnight on the Termination Date. If the Offer lapses for any reason, it shall cease to be capable of acceptance and PH Investments, PHFL Shareholders and PHFL Warrantholders shall thereupon cease to be bound by prior acceptances.

5.2 The Offer is made on 7 August 2002 and is capable of acceptance from and after that date.

5.3 The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into the Form of Acceptance.

5.4 The Offer and all acceptances thereof or pursuant thereto, this document and the Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a PHFL Shareholder and/or PHFL Warrantholder of a Form of Acceptance constitutes his irrevocable submission to the jurisdiction of the courts of England and Wales in relation to all matters arising out of or in connection with the Offer.

5.5 If the Offer does not become unconditional in all respects, the Form of Acceptance and any share certificate(s) and/or warrant agreement(s) and/or certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the PHFL Board) within 14 days of the Offer lapsing, at the risk of the PHFL Shareholder and/or PHFL Warrantholder concerned, to the person or agent whose name and address (being an address outside Canada, Australia or Japan) is set out in Box 3 of the Form of Acceptance or, if no address is set out, to the sole or first-named holder at his/her registered address outside Canada, Australia or Japan. No such documents will be sent to an address in Canada, Australia or Japan.

5.6 All powers of attorney, appointments as agents and authorities conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the PHFL Shareholder and/or PHFL Warrantholder concerned and are irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

5.7 No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or warrant certificate(s) and/or other documents of title will be given by or on behalf of PH Investments.

5.8 Without prejudice to any other provision in this Part B of Appendix I, PH Investments and Altium Capital reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out herein or in the Form of Acceptance.

5.9 All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any PHFL Shareholder(s) and/or PHFL Warrantholder(s) will be delivered by or sent to or from them (or their designated agents) at their own risk.

5.10 If sufficient acceptances are received and/or sufficient PHFL Shares and/or PHFL Warrants are otherwise acquired, PH Investments intends to apply the provisions of Articles 116 to 124 of the

       Companies (Jersey) Law 1991 to acquire compulsorily any outstanding PHFL Shares and/or PHFL Warrants to which the Offer relates (as defined in the acceptance condition).

5.11 All references in this document or the Form of Acceptance to a time of day are to London time.

5.12 The receipt of the PHFL Holders' Solicitors shall be a valid discharge of PH Investments for any and all amounts payable to Accepting Holders under the terms of the Offer.

6      OVERSEAS SHAREHOLDERS

       The making of the Offer in, or to holders of PHFL Shares and/or PHFL Warrants resident in, or nationals of jurisdictions outside the United Kingdom, the Channel Islands and the United States, or to persons who are, or are nominees of or custodians, trustees or guardians for citizens, residents or nationals of other countries ("Overseas Shareholders"), may be prohibited or affected by the laws of the relevant overseas jurisdiction. It is the responsibility of any Overseas Shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction. PH Investments, Altium Capital and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as PH Investments, Altium Capital and any person acting on their behalf may be required to pay.

                                     PART C

                               FORM OF ACCEPTANCE

1      PROCEDURE FOR ACCEPTANCE OF THE OFFER

(a)    COMPLETION OF THE FORM OF ACCEPTANCE

       To accept the Offer, you must complete Boxes 1A and 1B and, if appropriate, Box 3 and Box 4. In all cases, you must sign Box 2 of the Form of Acceptance in the presence of a witness who should also sign, in accordance with the instructions therein. If you do not insert a number in Box 1A and/or 1B, a valid acceptance will be deemed to be made in respect of all the PHFL Shares and/or PHFL Warrants held by you.

(b)    COMPLETION AND RETURN OF THE FORM OF ACCEPTANCE

       To accept the Offer, the completed and signed Form of Acceptance should be returned either by post or (during normal business hours only) by hand to Bedell Cristin, c/o Emily Haithwaite, P.O. Box 75, 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP so as to be received as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. on 5 September 2002. The completed Form of Acceptance should be accompanied by the share certificate(s) for your PHFL Shares and/or warrant agreement and/or certificate for your PHFL Warrants and/or any other document(s) of title. No acknowledgement of receipt of documents will be given.

(c)    DOCUMENTS NOT READILY AVAILABLE OR LOST

       If your share certificate(s) and/or warrant agreement or certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive by no later than 3.00 p.m. on 5 September 2002 together with any document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your document(s) of title. If not readily available, you should then arrange for the relevant certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should as soon as possible contact Tony Michael of Dominion Corporate Services Limited on 01534 822 243 requesting a letter of indemnity for lost share certificate(s) and/or warrant certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Bedell Cristin at the address and in the manner stated in paragraph
       (b) above.

(d)    VALIDITY OF ACCEPTANCES

       Without prejudice to Part B of Appendix I to this document, PH Investments reserves the right, subject to the terms of the Offer, to treat as valid, in whole or in part, any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or warrant certificate(s) and/or other document(s) of title. In that event, no payment under the Offer will be made until after the relevant share certificate(s) and/or warrant agreement(s) and/or certificate(s) and/or other document(s) of title or indemnities satisfactory to PH Investments have been received.

(e)    OVERSEAS SHAREHOLDERS

       The attention of PHFL Shareholders and PHFL Warrantholders who are citizens or residents of jurisdictions outside the United Kingdom, the Channel Islands and the United States or who are holding PHFL Shares and/or PHFL Warrants for such citizens or residents or any person (including, without limitation, any custodian, nominee or trustee) who may have a legal or contractual obligation to forward any document in connection with the Offer outside the United Kingdom, the Channel Islands or the United States is drawn to paragraph 7 of Part B of Appendix I to this document and to the relevant provisions of the Form of Acceptance. The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, or any other jurisdiction in which the making of the Offer would constitute a violation of the relevant laws of such jurisdiction. Accordingly, any accepting PHFL

       Shareholder or PHFL Warrantholder who is unable to give the warranties set out in paragraph 2(e) of Part C of Appendix I to this document will be deemed not to have validly accepted the Offer.

       The availability of the Offer to persons not resident in the United Kingdom, the Channel Islands or the United States may be affected by laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory without delay.

(f)    FURTHER NOTES TO ASSIST YOU IN COMPLETING THE FORM OF ACCEPTANCE

       In order to avoid delay and inconvenience to yourself, the following points may assist you:

(i)    If a holder is away from home (e.g. abroad or on holiday)

       Send the Form of Acceptance and the Offer Document by the quickest means (e.g. air-mail), but not in or into Canada, Australia or Japan, to the holder for execution or, if he has executed a power of attorney, have the Form of Acceptance signed by the attorney in the presence of a witness. In the latter case, the power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971 by, for example, a solicitor) must be lodged with the Form of Acceptance for noting. No other signatures are acceptable.

(ii)   If the sole holder has died

       If a grant of probate or letters of administration has/have been registered, the Form of Acceptance must be signed by the personal representative(s) of the deceased, each in the presence of a witness, and returned together with a copy of the relevant grant of probate or letters of administration. If a grant of probate or letters of administration has/have not been registered, the personal representative(s) or the prospective personal representative(s) should sign the Form of Acceptance, each in the presence of a witness, and forward it with the other document(s) of title to Bedell Cristin at the address set out in paragraph (b) above. However, the grant of probate or letters of administration must be lodged before the consideration due under the Offer can be forwarded to the personal representative(s).

(iii)  If one of the joint holders has died

       The Form of Acceptance must be signed by all the surviving holders, each in the presence of a witness, and lodged with Bedell Cristin at the address set out in paragraph (b) above below with the document(s) of title and accompanied by the death certificate, grant of probate or letters of administration in respect of the deceased holder.

(iv)   If your documents of title are held by your bank or other agent

       Complete the Form of Acceptance and if the document(s) of title is/are readily obtainable, deliver this completed Form of Acceptance to your bank, stockbroker or other agent for lodging with Bedell Cristin at the address set out in paragraph (b) above below accompanied by the documents of title. If the document(s) of title is/are not readily obtainable, send the Form of Acceptance duly completed to Bedell Cristin at the address set out in paragraph (b) above with a note saying, for example: "Share certificate(s) to follow", and arrange for the document(s) of title to be forwarded to Bedell Cristin at the address set out in paragraph (b) above as soon as possible thereafter. It will be helpful for your agent to be informed of the full terms of the Offer.

(v) If your share certificate(s) and/or warrant agreement(s) and/or certificates have been lost

       Complete the Form of Acceptance and lodge it, together with a letter of explanation and any share certificate(s) and/or warrant agreement(s) and/or certificates available, to Bedell Cristin to the address set out in paragraph (b) above. At the same time, you should request a letter of indemnity from Tony Michael of Dominion Corporate Services Limited on 01534 822 243 which should be completed in accordance with the instructions given. When completed the letter of indemnity must be lodged with Bedell Cristin at the address given in paragraph (b) above.

(vi)   If the Form of Acceptance is signed under a power of attorney

       The completed Form of Acceptance, together with the document(s) of title, should be lodged with Bedell Cristin at the address set out in paragraph
       (b) above, accompanied by the original power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971 by, for example, a solicitor). The power of attorney will be noted by Bedell Cristin and returned as directed.

(g)    GENERAL

       If you are in any doubt as to the procedure for acceptance, please contact Ian Fagelson by telephone on +44 20 7556 6704.

       PH INVESTMENTS WILL GIVE NOTICE TO PHFL SHAREHOLDERS AND WARRANTHOLDERS IF ANY DETAILS CONTAINED IN THIS PARAGRAPH ALTER FOR ANY REASON.

2      EFFECT OF FORM OF ACCEPTANCE

       Each PHFL Shareholder and PHFL Warrantholder by whom, or on whose behalf, a Form of Acceptance is executed and delivered irrevocably undertakes, represents, warrants, authorises and agrees to and with PH Investments and with Altium Capital (so as to bind him, his personal representatives, his heirs, successors and assigns) that:

(a) the execution of the Form of Acceptance, whether or not any other Boxes are completed, shall constitute (i) an acceptance of the Offer in respect of the number of PHFL Shares and PHFL Warrants inserted or deemed to be inserted in Boxes 1A and 1B of the Form of Acceptance (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable PH Investments to obtain the full benefit of the terms of this Part C and/or perfect any authorities expressed to be given hereunder, and (iii) a warranty and representation that he is the beneficial owner of the number of PHFL Shares and PHFL Warrants inserted or deemed to be inserted in Boxes 1A and/or 1B of the Form of Acceptance or if he is not, that he has sole investment discretion with respect to such PHFL Shares and PHFL Warrants in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that such acceptance shall be irrevocable;

(b) if Box 1A of the Form of Acceptance is left blank or a number greater than such PHFL Shareholder's registered holding of PHFL Shares or "ALL" appears in Box 1A the execution of a Form of Acceptance shall constitute an acceptance by such PHFL Shareholder of the Offer in respect of the total number of PHFL Shares registered in his name on and subject to the terms and conditions of the Offer;

(c) if Box 1B of the Form of Acceptance is left blank or a number greater than such PHFL Warrantholder's registered holding of PHFL Warrants or "ALL" appears in Box 1B the execution of a Form of Acceptance shall constitute an acceptance by such PHFL Warrantholder of the Offer in respect of the total number of PHFL Warrants registered in his name on and subject to the terms and conditions of the Offer;

(d) the PHFL Shares and PHFL Warrants in respect of which the Offer is accepted or deemed to be accepted are sold fully paid and free from all liens, equities, charges, encumbrances and any other third party rights of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid on or after the date of this document;

(e)    unless "YES" is inserted in Box 4 of the Form of Acceptance:

       (i) such PHFL Shareholder and/or PHFL Warrantholder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction;

       (ii) such PHFL Shareholder and/or PHFL Warrantholder has not otherwise utilised in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce, or any facilities of a securities exchange of Canada, Australia or Japan;

       (iii) such PHFL Shareholder and/or PHFL Warrantholder was outside Canada, Australia or Japan when the Form of Acceptance was delivered and at the time of accepting the Offer;

       (iv) such PHFL Shareholder and/or PHFL Warrantholder is not a resident of Canada, Australia or Japan nor a holder whose registered address is in Canada, Australia or Japan and does not hold PHFL Shares or PHFL Warrants on behalf of any such person;

       (v) such PHFL Shareholder and/or PHFL Warrantholder is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or Japan and such principal is not a resident of Canada, Australia or Japan; and

       (vi) the Form of Acceptance has not been mailed or otherwise sent (directly or indirectly) in, into or from Canada, Australia or Japan; and

(f) if such accepting PHFL Shareholder and/or PHFL Warrantholder is not resident in the United Kingdom, the Channel Islands or the United States he/she has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance, in any territory and that he has not taken or omitted to take any action which will or may result in PH Investments, Altium Capital or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof;

(g) the execution and delivery of the Form of Acceptance constitute, subject to the Offer becoming or being declared unconditional in all respects and to an accepting PHFL Shareholder and/or PHFL Warrantholder not having validly withdrawn his acceptance prior to the Unconditional Date, an irrevocable authority and request:

       (i) to PHFL or its agents to procure the registration of the transfer of the relevant PHFL Shares and/or PHFL Warrants pursuant to the Offer and the delivery of documents of title in respect thereof to PH Investments or as it may direct; and

       (ii) to the PHFL Holders' Solicitors authority to make the payments referred to in paragraph 4 of Part B of Appendix 1.

(h) PH Investments shall be entitled, with effect from the Unconditional Date in respect of any PHFL Shares and/or PHFL Warrants in respect of which the Offer has been accepted or is deemed to be accepted, and which acceptance has not been validly withdrawn and which have not been registered in the name of PH Investments to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of PHFL) attaching to any such PHFL Shares and/or PHFL Warrants, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and that the execution of the Form of Acceptance will constitute an authority to PHFL from such PHFL Shareholder and/or PHFL Warrantholder to send any notice, circular, warrant or other document or communication which may be required to be sent to him/her as a member of PHFL in respect of such shares or as a holder of PHFL Warrants to PH Investments at its registered office, and the irrevocable appointment of any director of PH Investments or of Altium Capital or their respective agents to sign such document and do such things as may in the opinion of such attorney seem necessary in connection with the exercise of any votes or other rights or privileges attaching to the PHFL Shares and/or PHFL Warrants held by such PHFL Shareholder and/or PHFL Warrantholder in the circumstances referred to above (including, without limitation, signing any consent to short notice of a general meeting or separate class meeting as his attorney and on his behalf and/or executing a form of proxy in respect of such PHFL Shares and PHFL Warrants appointing any person nominated by PH Investments to attend general meetings and separate class meetings of PHFL (and any adjournment thereof) and attending any such meeting and exercising the votes attaching to such PHFL Shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer) and will also constitute the agreement of such PHFL Shareholder and PHFL Warrantholder not to exercise any of such rights without the consent of PH Investments and the irrevocable undertaking of such PHFL Shareholder and/or PHFL Warrantholder not to appoint a proxy for or to attend any such general meeting or separate class meeting. This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 2 of Part B of Appendix 1;

(i) he is irrevocably and unconditionally entitled to transfer all the PHFL Shares and/or PHFL Warrants in respect of which the Form of Acceptance is or is deemed to be completed;

(j) he will deliver, or procure the delivery to or as directed by PH Investments, his/her document(s) of title in respect of all PHFL Shares and PHFL Warrants in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him/her or an indemnity acceptable to PH Investments in lieu thereof as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(k) he will do all such acts and things as shall, in the opinion of PH Investments or its agents, be necessary or expedient to vest in PH Investments or its nominee(s) or such other person as PH Investments may decide title to the PHFL Shares and PHFL Warrants in respect of which the Offer has been accepted or is deemed to have been accepted;

(l) he agrees to ratify each and every act or thing which may be lawfully done or effected by PH Investments or any of their respective directors or agents or PHFL or any of its directors or agents, as the case may be, in proper exercise of any of the powers and/or appointments and/or authorities thereunder (and to indemnify each such person against any losses arising therefrom);

(m) if any provisions of this Part C shall be unenforceable or invalid or shall not operate so as to afford PH Investments or Altium Capital the benefit of the powers of attorney and authorities expressed to be given therein or herein, he shall, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable PH Investments and/or Altium Capital or any of their respective directors to secure the full benefit of such authorities;

(n) the terms and conditions of the Offer contained in this document are deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(o) on execution, and delivery the Form of Acceptance shall take effect as a deed; and

(p) the execution of the Form of Acceptance constitutes his irrevocable submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the English courts and his agreement that nothing shall limit the right of PH Investments or Altium Capital to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction.

References in this Part C of Appendix 1 to a PHFL Shareholder and/or PHFL Warrantholder shall include references to the person or persons executing the Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine.

                                   APPENDIX II

                    INFORMATION RELATING TO THE OFFEROR GROUP

1          DIRECTORS

(a)        The directors of PH Investments are:

           Michael Iain Keith Stokes
           Paul Guilbert
           Laurence Shannon McNairn
           Hamilton Douglas Anstead
           Graeme Willis

(b)        The directors of PH Holdings are:-

           Michael Iain Keith Stokes
           Paul Guilbert
           Laurence Shannon McNairn
           Martin Keith Bolland
           Hamilton Douglas Anstead

2          INCORPORATION AND REGISTERED OFFICE

           PH Holdings was incorporated in Guernsey on 28 May 2002. The registered office of PH Holdings is Trafalgar Court, Les Banques, St. Peter Port, Guernsey and its registered number is 39653.

           PH Investments was incorporated in Guernsey on 18 June 2002. The registered office of PH Investments is Trafalgar Court, Les Banques, St Peter Port, Guernsey and its registered number is 39730.

3          SHARE CAPITAL

(a) As at the date of this document, the authorised share capital of PH Holdings was (pound)100 divided into 100 ordinary shares of (pound)1 each, of which 2 were in issue, one of which is held by Alchemy Partners Nominees as nominees for participants in the Alchemy Investment Plan and one of which is held by Arnold Limited on trust for Alchemy Partners Nominees.

(b) As at the date of this document, the authorised share capital of PH Investments was (pound)100 divided into 100 ordinary shares of (pound)1 each, of which 2 ordinary shares were issued one of which is held by PH Holdings and one of which is held by Arnold Limited on trust for PH Holdings.

(c) Upon the Offer becoming or being declared unconditional in all respects, each ordinary share of (pound)1 in the capital of PH Holdings will be sub-divided into 1,000 shares of (pound)0.001 each and the following additional ordinary shares of (pound)0.001 each in the share capital of PH Holdings will be issued:

                                                 NUMBER OF ORDINARY
           NAME                                       SHARES
                                                 ------------------

           Alchemy Partners Nominees                 128,463 A ordinary shares

           Four Seasons Executives                    21,845 ordinary shares
                                                    --------
           TOTAL                                     150,308
                                                    ========

4          FINANCIAL INFORMATION AND ACTIVITIES

           Neither PH Holdings nor PH Investments has traded since its date of incorporation or entered into any obligations other than in connection with the Offer and the financing thereof.

5          FINANCING FOR THE OFFER AND THE OMEGA OFFER

(a)        Alchemy Funding

           A total of (pound)25,000,000 is to be provided by investors in the Alchemy Investment Plan to the Four Seasons Group, (pound)22,000,000 by way of loan notes and (pound)3,000,000 by way of an additional equity subscription in Four Seasons, for the purpose of (inter alia) enabling Four Seasons to advance funding for the Offer and the Omega Offer.

(b)        Debt Financing

           Pursuant to a senior credit agreement dated 1 August 2002 made between (amongst others) Four Seasons (1), Four Seasons Holdings (2) and Barclays Bank Plc as Arranger, Facility Agent and Security Agent
           (3), Barclays Bank Plc has agreed, to provide facilities of up to (pound)59,000,000 in aggregate to (amongst others) Four Seasons Holdings for the purpose of (inter alia) funding the Offer and the Omega Offer and refinancing existing borrowings of the PHFL Group.

(c)        Intra Group Arrangements

           Funding totalling approximately (pound)19,800,000 is to be provided to the Offeror Group comprising (pound)13,200,000 by way of a subscription by Four Seasons Holdings for loan notes in PH Holdings and (pound)6,600,000 by way of a subscription by Delta I Acquisition, LLC for loan notes in PH Investments. PH Holdings will subsequently subscribe for shares in PH Investments for a total of approximately (pound)13,200,000. The proceeds of the loan note and share subscriptions in PH Investments will be used for the purposes of, inter alia, funding the Offer.

                                  APPENDIX III

                             ADDITIONAL INFORMATION

1          RESPONSIBILITY

           The directors of PH Investments and the directors of PH Holdings, whose names are set out in paragraph 1(a) and 1(b) of Appendix II, accept responsibility for the information contained in this document save in so far as it relates to the PHFL Group (which information has been provided by the PHFL Directors). To the best of the knowledge and belief of the directors of PH Investments and PH Holdings (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of that information.

2          IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER

           PH Investments has obtained irrevocable undertakings to accept the Offer in respect of a total of 6,662,500 PHFL Shares and 1,565,639 PHFL Warrants, representing 66 per cent. of the fully diluted issued share capital of PHFL (approximately 97 per cent. when added to the Omega-held Shares and Warrants). Details of these undertakings are set out below:

(a)        DIRECTORS, RECENT FORMER DIRECTORS AND THEIR CONNECTED PERSONS

           Irrevocable undertakings to accept the Offer have been given by the following PHFL Directors and recent former directors of PHFL and by or on behalf of members of their immediate families, their related trusts and/or certain associated companies in relation to their entire holdings of PHFL Shares and PHFL Warrants (as set out below):

                     NAME                              NUMBER OF PHFL SHARES                  NUMBER OF PHFL WARRANTS
           Essel and Mennaka Bailey                          1,000,000                                346,700
           A. Edward Gottesman                                       0                                 35,000
           Centum Investments Limited*                       1,500,000                                250,050
           Thomas Franke**                                     100,000                                 71,670
           Robert Parker                                       100,000                                 71,670
           James West                                           60,000                                 45,002
           Bernard Korman                                      100,000                                 41,670
           Charles Taylor Pickett                                    -                                      -

           Note: The undertakings referred to above will remain binding even in the event of a higher competing offer being made for PHFL Shares and/or PHFL Warrants unless the Offer lapses or is withdrawn.

(b)        OTHER SHAREHOLDERS

           Irrevocable undertakings to accept the Offer have been given by the following other PHFL Shareholders and PHFL Warrantholders in relation to their holding of PHFL Shares and PHFL Warrants set out below:

                         NAME                              NUMBER OF PHFL SHARES              NUMBER OF PHFL WARRANTS
           Omega Healthcare Investors, Inc                        990,000                            185,033
           Martin Currie Capital Return Trust                   1,500,000                            250,050
           Uberior Investments plc                              1,000,000                            166,700
           Oakes Fitzwilliams & Co SA                             212,500                             35,423
           Kloosterman Family LLC                                 100,000                             16,670
           H Kloosterman                                                0                             25,000
           James Eden                                                   0                             25,000

---------------------
           *      an associated company of A. Edward Gottesman

           ** includes shares held on trust for the benefit of his wife, children and grandchildren.

           Note The undertakings referred to above will remain binding even in the event of a higher competing offer being made for PHFL Shares and/or PHFL Warrants unless the Offer lapses or is withdrawn.

3      INTERESTS OF CERTAIN PHFL SHAREHOLDERS IN OMEGA SHARES

       Certain of the PHFL Shareholders who have given irrevocable undertakings to accept the Offer, as described above, also hold Omega Shares and have agreed to accept the Omega Offer in respect of all of their holdings of Omega Shares, as set out below:

       NAME                                             NO. OF OMEGA SHARES                 % OF ISSUED OMEGA SHARES
       Omega Healthcare Investors, Inc                      1,163,061                                 9.41
       Essel and Mennaka Bailey                               955,434                                 7.73
       Bernard Korman                                         357,613                                 2.89
       Harold Kloosterman                                      64,863                                 0.53

4      FURTHER DETAILS OF THE OMEGA AGREEMENT AND RELATED AGREEMENTS

       PRINCIPAL TERMS OF AND CONDITIONS TO THE OMEGA OFFER

       Under the terms of the Omega Agreement, Four Seasons and Omega Acquisition Sub have agreed with Omega that, subject to certain conditions, Omega Acquisition Sub will make a tender offer to purchase all the issued and outstanding Omega Shares at the price mentioned in paragraph 11 of the letter from Altium Capital contained in Part I of this document, and Omega Acquisition Sub will be merged into Omega following the acquisition of not less than a majority of the issued and outstanding Omega Shares (on a fully diluted basis) pursuant to that offer. As a result of the merger, any Omega Shares not acquired by Omega Acquisition Sub pursuant to the Omega Offer will be converted into the right to receive the Omega Offer price, leaving Omega as an indirect wholly-owned subsidiary of Four Seasons.

       The Omega Offer is being formally commenced on the date of this document and will initially be open for 20 Business Days, expiring on 5 September 2002, provided that Four Seasons and Omega Acquisition Sub has the right to extend the initial expiration date from time to time, for successive periods of up to 20 Business Days each, but in no event later than the Termination Date, if the tender offer conditions set out in the Omega Agreement have not been satisfied (or where applicable waived) by the initial expiration date.

       The principal condition to the Omega Offer is that Omega Acquisition Sub shall have received acceptances (not subsequently validly withdrawn) in respect of not less than a majority of the issued and outstanding Omega Shares (on a fully diluted basis). Omega Acquisition Sub's obligation to accept and pay for Omega Shares tendered in the Omega Offer is also subject to other usual conditions, including, but not limited to:

       (i) continued accuracy of the representations and warranties of Omega contained in the Omega Agreement, concerning (among other things and subject to certain exceptions) the business, assets, liabilities and material contracts of Omega, PHFL and their subsidiaries, to the extent failure of the same to be true and correct could have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Omega Group and the PHFL Group taken as a whole;

       (ii) the absence of undisclosed events or matters occurring since 31 March 2002 which have had or would reasonably be expected to have such a material adverse effect;

       (iii) compliance by Omega with certain covenants designed to ensure that the business of the Omega Group and the PHFL Group is carried on in the ordinary course during the period prior to completion of the merger of Omega Acquisition Sub into Omega;

       (iv) the absence of material intervention by any court or other relevant governmental or regulatory authorities;

       (v) no banking moratorium or suspension of payments in respect of banks in the United States, Australia (where Omega has significant interests) or the United States occurring;

       (vi) the Board of Directors of Omega not withdrawing or adversely modifying their recommendation of the Omega Offer, or approving or recommending an alternative acquisition proposal; or

       (vii) the Omega Agreement not being terminated in accordance with its terms.

       "NO-SHOP" AND TERMINATION OF THE OMEGA AGREEMENT

       Omega has undertaken not to solicit alternative offers or acquisition proposals for Omega or any material part of the assets of the Omega Group or to enter into substantive discussions with third parties with a view to the same. However, in the event that Omega receives a bona fide binding written offer, not solicited by or on behalf of Omega, made by a third party to acquire all of the Omega Shares (other than those beneficially held by such third party) pursuant to a tender offer or merger or to acquire all or substantially all of the assets of Omega, (i) on terms which the Board of Directors of Omega determines in good faith, after consultation with an independent investment bank, to have a higher value than the consideration offered under the Omega Offer; (ii) which is not conditioned on any financing and (iii) which is reasonably capable of being consummated, taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the person making it ("a Superior Proposal") and the Board of Directors of Omega determines in good faith, after consultation with Omega's legal advisers, that terminating the Omega Agreement and entering into an agreement to effect the Superior Proposal is necessary in order to comply with the duties of the Board of Directors of Omega under applicable law, Omega may terminate the Omega Agreement, but only after giving Four Seasons an opportunity to modify its offer and after or upon paying an amount equal to $2,500,000 to Four Seasons and if substantially simultaneously with such termination Omega enters into a definitive agreement to effect the Superior Proposal.

       The Omega Agreement may also be terminated by Four Seasons or Omega in certain other circumstances, including material breaches of representations, warranties or covenants of the other party contained in the Omega Agreement.

       PURCHASE OF OMEGA PREFERRED STOCK

       Four Seasons and Omega Acquisition Sub have also entered into a Stock Purchase Agreement with Omega Healthcare Investors ("OHI") which provides for Omega Acquisition Sub to purchase or procure Omega to purchase from OHI all of the issued and outstanding Preferred Stock of Omega, at an amount equal to its preferred entitlement on liquidation together with accrued and unpaid dividends.

       AGREEMENTS TO ACCEPT THE OMEGA OFFER

       Four Seasons, Omega Acquisition Sub and Omega have entered into Tender and Option Agreements and Irrevocable Proxies with certain shareholders of Omega, including but not limited to OHI and Essel W. Bailey, whereby such shareholders have agreed to accept the Omega Offer (and not to withdraw such acceptance) in respect of Omega Shares representing approximately 38.3 per cent. in aggregate of the issued and outstanding Omega Shares on a fully diluted basis.

5      PHFL DIRECTORS' AND FORMER DIRECTOR'S INTERESTS IN CONTRACTS

       So far as PH Investments is aware, certain PHFL Directors and recent former Directors of PHFL, and/or companies or other entities connected with them, are parties to or otherwise interested in the following contracts and arrangements with members of the PHFL Group:

(a) A. Edward Gottesman is chairman of Centenary International Corporation, which has been engaged as a consultant to the Board of PHFL and remunerated at a rate of (pound)5,000 per week. The term of the agreement (dated 7 December 2001) runs from 18 June 2001 to 31 July 2002. Gottesman Jones &

       Partners LLP, a law firm in which Mr Gottesman is a partner, has provided professional services to the PHFL Group. The aggregate amount payable by members of the PHFL Group for such services for the period since 31 August 2001 to the date of this document, whether invoiced or not yet invoiced, does not exceed (pound)110,000.

(b)(i) Until recently PHFL owned 15 per cent. of the share capital of County Healthcare Group Limited, a company whose subsidiary, County Healthcare Limited, leases 14 homes from PHFL and of which Mr Franke is a director and substantial shareholder. PHFL has recently sold these shares for (pound)1,000 to a company associated with Tom Franke; and

(ii) PHFL has made loans totalling (pound)300,000 to County Healthcare Limited, a wholly owned subsidiary of County Healthcare Group Limited. These loans were entered into to fund the transaction costs of Westroyd Nursing and Residential Care Homes (7 October 1999), Manor View and Church View (5 November 1999), Carleton House (8 December 1999) and Melton House (27 March 2000).

(iii) PHFL has agreed with County Healthcare Limited a reduction of rent and a two year deferment of the annual rent increase (ending 1 July 2002).

(c) PHFL has agreed to pay Mr Essel Bailey a fee of (pound)1,500 for each full day spent by Mr Bailey in negotiating the terms of the Offer. As at 24 July 2002, the aggregate amount of such fees is not more than (pound)35,000;

(d) Save for the agreements referred to above, none of the directors or former directors of the Company have agreements with PHFL in respect of the provision of their services. The directors are currently paid an annual fee of (pound)10,000 per annum and additional fees of up to (pound)1,000 per meeting. The aggregate amount of directors' fees accrued between 1 September 2001 and 24 July 2002 is approximately (pound)100,000.

6      CERTAIN TRANSACTION COSTS

       Sheffield Merchant Banking Group ("Sheffield") was appointed as PHFL's exclusive financial advisor, and this appointment was confirmed by way of a letter agreement dated 27 July 2001. The agreement provides for a payment of $100,000 by way of engagement fee and in addition a success fee payable upon completion of any relevant transaction (including the Offer) of $500,000 plus $1,000,000 multiplied by the difference between the "highest total value" of the consideration on a per share basis and (pound)1.50. Sheffield are also entitled to recover any out of pocket expenses incurred in the performance of their duties. On 4 March 2002 the agreement with Sheffield was amended to provide for a further engagement fee of US$50,000 paid to Sheffield who were required to account for this fee to Lansdowne Capital Limited. PHFL has agreed with Sheffield that the total amount payable to Sheffield in respect of the success fee as a result of completion of the Offer will be $660,030.

7      DEED OF RELEASE

       In June 2002, certain proceedings ("the Jersey Proceedings") were commenced in the Royal Court of Jersey by Omega, in the name of PHFL and Omega and with the support of certain PHFL Shareholders not joined as parties to the action (including Omega Healthcare Investors, Inc. and Bernard Korman), against Essel W. Bailey, Jr., Robert L. Parker and Thomas F. Franke, who had been the directors of PHFL immediately prior to that meeting. These proceedings arose largely out of the events at which took place at the Extraordinary General Meeting of the Company held on 31 May 2002, at which certain resolutions were passed or purported to be passed by Omega and certain PHFL Shareholders to remove the then Directors of PHFL and to appoint new directors in their place. A dispute arose as to the legal effect of those resolutions in the course of which an interim injunction was granted in favour of Omega and PHFL against the defendants. On 15 July 2002 that injunction was discontinued by means of a consent order without prejudice to the rights or interests any of the parties to the Jersey Proceedings had or might have against the other parties to the Jersey Proceedings as at the time of the consent order or any time in the future.

       By a Deed of Release dated 1 August 2002, made between (1) Essel W. Bailey, Jr., Robert L. Parker, Thomas F. Franke and A. Edward Gottesman, together with certain of their associates ("the PHFL Parties"), (2) Omega for itself and on behalf of its subsidiaries; (3) PHFL for itself and on behalf of its subsidiaries; and (4) those PHFL Shareholders named as supporting Omega in relation to the Jersey Proceedings, together with certain directors and senior executives of Omega, it was agreed:

       (a) that with effect from the Completion Date, each of the PHFL Parties, on the one hand, and each of the other parties to the Deed of Release, on the other, would release each other from all claims or other obligations relating to the PHFL and/or Omega Groups arising out of acts, omissions or events prior to the date of the Deed of Release; and

       (b) that the Parties would not bring proceedings or claims against persons to be released as referred to in paragraph (a) above during the Offer Period or following the Completion Date;

       Provided that the releases and undertakings mentioned above are subject to certain limited exceptions (for (i) contractual obligations disclosed in paragraph 5 of this Appendix III, (ii) liabilities to members of the Omega Group and/or the PHFL Group of parties who are or were directors, officers, employees or agents of, or consultants to, members of the Omega Group and/or the PHFL Group and/or their associates, in respect of any dishonesty subsequently discovered by PH Investments; and (iii) liabilities for personal injury or death) and that claims between Omega (and its associated entities) and Essel Bailey are not released.

8      TAXATION

       LIABILITY TO TAXATION IN RESPECT OF CAPITAL GAINS AND INCOME WILL DEPEND UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF PHFL SHARES AND PHFL WARRANTS. IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION, OR IF YOU MAY BE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK OR THE UNITED STATES, YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.

A.     UNITED KINGDOM

       THE COMMENTS BELOW ARE A GENERAL GUIDE ONLY AND ARE BASED ON CURRENT UNITED KINGDOM LEGISLATION AND WHAT IS UNDERSTOOD TO BE INLAND REVENUE PRACTICE (WHICH MAY CHANGE). THEY RELATE ONLY TO CERTAIN LIMITED ASPECTS OF THE UK TAXATION POSITION OF HOLDERS OF PHFL SHARES OR PHFL WARRANTS WHO ARE RESIDENT OR ORDINARILY RESIDENT IN THE UK FOR TAX PURPOSES AND WHO HOLD THEIR PHFL SHARES AS AN INVESTMENT. THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAXATION ADVICE TO ANY PARTICULAR HOLDERS OF PHFL SHARES OR PHFL WARRANTS.

(i)    TAXATION OF CAPITAL GAINS

       To the extent that a PHFL Shareholder and/or PHFL Warrantholder receives cash under the Offer, he will be treated as making a disposal or part disposal of his PHFL Shares and/or PHFL Warrants for the purposes of United Kingdom taxation of capital gains and, depending on the individual circumstances of the PHFL Shareholder and/or PHFL Warrantholder, this may give rise to a liability or create a loss in relation to United Kingdom taxation on capital gains. The calculation will be made by reference to the value of the cash received. Special tax provisions may apply to PHFL Shareholders who have acquired or acquire their PHFL Shares by exercising PHFL Warrants which they acquired in their capacity as an employee of PHFL including provisions imposing a charge to income tax when such a Warrant is exercised or disposed of. Such individuals should seek independent tax advice.

(ii)   STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

       No stamp duty or SDRT will be payable by PHFL Shareholders and/or PHFL Warrantholders as a result of accepting the Offer. The previous sentence is intended as a guide to the general position and does not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, to whom special rules apply.

B.     UNITED STATES FEDERAL INCOME TAXATION

       THE FOLLOWING IS A DESCRIPTION OF THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF PHFL SHARES OR PHFL WARRANTS WHO DISPOSE OF SUCH PHFL SHARES OR

       PHFL WARRANTS PURSUANT TO THE OFFER. THIS DESCRIPTION ADDRESSES ONLY THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF HOLDERS THAT HELD PHFL SHARES OR PHFL WARRANTS AS CAPITAL ASSETS.

       This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

       o      banks, financial institutions or insurance companies;

       o real estate investment trusts, regulated investment companies or grantor trusts;

       o      dealers or traders in securities or currencies;

       o      tax-exempt entities;

       o persons that received PHFL Shares or PHFL Warrants as compensation for the performance of services;

       o persons that held PHFL Shares or PHFL Warrants as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for United States federal income tax purposes;

       o persons that have a "functional currency" other than the United States dollar; or

       o holders that own or are deemed to own 10 per cent. or more, by voting power or value, of PHFL Shares.

       Moreover, this description does not address the United States federal estate and gift or alternative minimum tax consequences of the Offer and the disposition of PHFL Shares or PHFL Warrants.

       This description is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof.

       All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

       For purposes of this description, a "U.S. Holder" is a beneficial owner of PHFL Shares or PHFL Warrants that, for United States federal income tax purposes, is:

       o      a citizen or resident of the United States;

       o a partnership or corporation created or organised in or under the laws of the United States or any state thereof, including the District of Columbia;

       o an estate the income of which is subject to United States federal income taxation regardless of its source; or

       o a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if
              (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

       A "Non-U.S. Holder" is a beneficial owner of PHFL Shares or PHFL Warrants that is not a U.S. Holder.

       YOU SHOULD CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE DISPOSITION OF PHFL SHARES OR PHFL WARRANTS PURSUANT TO THE OFFER.

(a)    THE OFFER

       Your tender of PHFL Shares or PHFL Warrants will be a taxable event for United States federal income tax purposes. You will recognize gain or loss on the tender of your PHFL Shares or PHFL Warrants equal to the difference between (1) the amount realised and (2) your adjusted tax basis in the PHFL Shares or PHFL Warrants. Such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for such PHFL Shares or PHFL Warrants exceeds one year. Gain or loss, if any, recognized by you generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

       With respect to the sale of PHFL Shares or PHFL Warrants, the amount realized generally will be the United States dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder.

       Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," if you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realised on the sale of such PHFL Shares or PHFL Warrants unless:

       o such gain is effectively connected with your conduct of a trade or business in the United States; or

       o you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

(b)    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

       United States backup withholding tax and information reporting requirements apply to payments of proceeds of the sale of PHFL Shares or PHFL Warrants to certain non-corporate holders of PHFL Share or PHFL Warrants that are United States persons. The payor will be required to withhold backup withholding tax on payments made within the United States to a holder of PHFL Shares or PHFL Warrants that is a United States person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of proceeds of the sale of PHFL Shares or PHFL Warrants to a holder of PHFL Shares or PHFL Warrants that is not a United States person will not be subject to backup withholding tax or information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect.

       THE BACKUP WITHHOLDING TAX RATE IS 30 PER CENT. FOR THE YEAR 2002.

       In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

       THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE DISPOSITION OF PHFL SHARES OR PHFL WARRANTS PURSUANT TO THE OFFER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATION.

8      GENERAL

(a) Except as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between PH Investments or any party acting in concert with PH Investments for the purposes of the Offer and any of the directors, recent former directors, shareholders or recent shareholders of PHFL having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

(b) Except as disclosed in this document, there is no agreement, arrangement or understanding by which the beneficial ownership of any of the PHFL Shares which are the subject of the Offer acquired by PH Investments will be transferred to any other person, but PH Investments reserves the right to transfer any such shares to any other member of the Offeror Group or any joint venture, partnership, firm or company in which it or PH Investments has a substantial interest and the right to assign any such shares by way of security or grant any other security interest over such shares in favour of the lenders under the credit agreement referred to in paragraph 5(b) of Appendix II.

(c) Except as disclosed herein, no proposal exists in connection with the Offer whereby any payment or other benefit shall be made or given by PH Investments or any other person acting in concert with PH Investments for the purposes of the Offer to any director of PHFL as compensation for loss of office or as consideration for or in connection with his loss of office.

(d) The value of the whole of the issued share capital of PHFL of approximately (pound)22.1 million is based upon the Share Offer Price of (pound)1.85 per PHFL Share and 10,000,000 issued shares in PHFL as at the date of this document of which 6,662,500 shares are PHFL Shares and 3,337,500 shares are Omega-held shares. The value of the fully diluted issued share capital of PHFL is based upon the above figures together with outstanding warrants (at the Warrant Offer Price of (pound)1.50 per PHFL Warrant) as at the date of this document to subscribe for 1,667,000 Ordinary Shares at (pound)1.00 per share and 750,000 at (pound)1.10 per share, of which warrants over 556,361 shares at (pound)1.00 are Omega-held Warrants and the balance are PHFL warrants.

                                  DEFINITIONS

In this document, unless the context otherwise requires, the following expressions have the following meanings

"ACCEPTING HOLDER"                  A Holder who has validly accepted the Offer
                                    (including, where the context allows, a
                                    Holder whose PHFL Shares and/or PHFL
                                    Warrants are acquired under statutory
                                    compulsory acquisition procedures)

"ACCOUNTANTS"                       Ernst & Young, of Becket House, 1 Lambeth
                                    Palace Road, London SE1 7EU

"ACT" The Companies Act 1985 of Great Britain, as amended

"ALCHEMY INVESTMENT PLAN"           The discretionary funds managed by Alchemy
                                    Partners (Guernsey) with advice from Alchemy
                                    Partners

"ALCHEMY PARTNERS (GUERNSEY)"       Alchemy Partners (Guernsey) Limited, the
                                    manager of the Alchemy Investment Plan

"ALCHEMY PARTNERS NOMINEES"         Alchemy Partners Nominees Limited, a nominee
                                    company through which investors in the
                                    Alchemy Investment Plan make investments

"ALCHEMY PARTNERS"                  The limited liability partnership which
                                    provides investment advice to the Alchemy
                                    Investment Plan

"ALLIANCE CARE"                     Alliance Care (Dales Homes) Limited,
                                    Alliance Care (Woodside) Limited and
                                    Alliance Care (Trendlewood) Limited

"ALTIUM CAPITAL"                    Altium Capital Limited

"BUSINESS DAY"                      Any day which is not a Saturday, Sunday or
                                    public holiday in England or the USA

"COMPLETION DATE"                   The third Business Day after the
                                    Unconditional Date or such earlier date as the PHFL Board and PH Investments may agree

"COMPLETION"                        Payment by PH Investments for the PHFL
                                    Shares and PHFL Warrants in respect of which the Offer has been validly accepted by the Unconditional Date, as described in Part B of Appendix I of this document

"FIRST CLOSING DATE"                5 September 2002

"FORM OF ACCEPTANCE"                The form of acceptance and authority
                                    relating to the Offer

"FOUR SEASONS EXECUTIVES"           Hamilton Anstead, Graeme Willis, Elizabeth
                                    Lockhead, Geoffrey Crowe, Louis Smith and
                                    Claire Docherty (a former executive)

"FOUR SEASONS"                      Four Seasons Health Care Limited an English
                                    company funded by the Alchemy Investment
                                    Plan

"FOUR SEASONS GROUP"                Four Seasons and its subsidiary
                                    undertakings;

"FOUR SEASONS HOLDINGS"             Four Seasons Health Care Holdings PLC, a
                                    wholly owned subsidiary of Four Seasons

"HOLDERS" OR "PHFL HOLDERS"         Holders of PHFL Shares and/or PHFL Warrants
                                    (as the context may require)

"IDUN"                              Idun Healthcare Limited

"INITIAL COST AMOUNT"               the meaning set out in paragraph 4 of the
                                    letter from Altium Capital contained in this document

"OFFER" OR "PHFL OFFER"             Each and any of the Share Offer and the
                                    Warrant Offer and/or such offers
                                    collectively, as the context may require;

"OFFEROR GROUP"                     PH Holdings and PH Investments

"OFFER PRICE"                       The Share Offer Price and/or the Warrant
                                    Offer Price

"OMEGA" Omega Worldwide, Inc., a corporation incorporated in the State of Maryland, USA, the common stock of which is quoted on NASDAQ

"OMEGA ACQUISITION SUB"             Delta I Acquisition, Inc., a wholly-owned
                                    subsidiary of Four Seasons

"OMEGA AGREEMENT"                   An Agreement and Plan of Merger dated as of
                                    1 August 2002 and made between Four Seasons,
                                    Omega Acquisition Sub and Omega, certain details of which are set out in paragraph 11 of the letter from Altium Capital and paragraph 4 of Appendix III of this document;

"OMEGA GROUP"                       Omega and its subsidiary undertakings

"OMEGA-HELD SHARES"                 The 3,337,500 Ordinary Shares held by Omega,
                                    together with any such Ordinary Shares which may be issued on exercise of the Omega-held
                                    Warrants

"OMEGA-HELD WARRANTS"               The warrants held by Omega to subscribe for
                                    up to 556,361 Ordinary Shares at a price of(pound)1.00 per share

"OMEGA OFFER"                       The tender offer to be made by Delta I
                                    Acquisition, Inc for all the Omega Shares on the terms of the Omega Agreement

"OMEGA SHARES"                      Shares of common stock, US $0.10 par value,
                                    in Omega;

"OMEGA UK"                          Omega UK Limited, a wholly-owned English
                                    subsidiary of Omega

"ORDINARY SHARES"                   Ordinary shares of (pound)1 each in the
                                    capital of PHFL (including the PHFL Offer
                                    Shares and the Omega-held Shares)

"OVERSEAS SHAREHOLDERS"             PHFL Shareholders and/or PHFL Warrantholders
                                    who are residents in or national or citizens of jurisdictions outside the United Kingdom, the Channel Islands and the United States of America or who are nominees of, or custodians, trustees or guardians for, any such residents, citizens or nationals.

"PHFL BOARD" OR "PHFL
DIRECTORS" OR "DIRECTORS"           The directors of PHFL details of which are
                                    set out in paragraph 6 of the letter from Altium Capital

"PHFL GROUP"                        PHFL and its subsidiary undertakings

"PHFL HOLDERS' SOLICITORS"          Reed Smith Warner Cranston

"PH HOLDINGS"                       Principal Healthcare Finance Holdings
                                    (Guernsey) Limited

"PH INVESTMENTS"                    Principal Healthcare Finance Investments
                                    (Guernsey) Limited

"PHFL SHAREHOLDERS"                 The holders of PHFL Shares

"PHFL SHARES"                       The existing issued ordinary shares of
                                    (pound)1.00 each in the capital of PHFL and any further such shares which are unconditionally allotted or issued upon exercise of PHFL Warrants after the date hereof and before the Offer closes (or before such earlier time as PH Investments may decide) other than the Omega-held Shares

"PHFL WARRANTHOLDERS"               The holders of PHFL Warrants

"PHFL WARRANTS" OR "WARRANTS"       The warrants to subscribe for up to
                                    1,110,639 (in aggregate) Ordinary Shares at an exercise price of (pound)1.00 per share
                                    (other than the Omega-held Warrants) and the warrants to subscribe for up to 750,000 (in aggregate) Ordinary Shares at an exercise price of (pound)1.10 per share in each case issued pursuant to certain warrant agreements entered into on or around 31
                                    October 1996

"PHFL" OR "THE COMPANY"             Principal Healthcare Finance Limited, a
                                    company organised and existing under the laws of Jersey, Channel Islands (registered
                                    No. 62304)

"RETAINED AMOUNT"                   the meaning set out in paragraph 4 of the
                                    letter from Altium Capital contained in this document

"SECURITISED DEBT"                  (i) The indebtedness of PHF Securities No.1
                                    Limited pursuant to the (pound)150,000,000 secured notes of PHF Securities No.1 Limited more particularly described in an Offering
                                    Circular of PHF Securities Limited dated 12
                                    December 1997; and (ii) the indebtedness of Tiara Securities Issuer B.V. pursuant to the
                                    (pound)122,000,000 secured notes of Tiara
                                    Securities Issuer B.V. more particularly described in an Offering Circular of Tiara
                                    Securities Issuer B.V. dated 23 March 1999

"SHARE OFFER"                       The offer by Altium Capital on behalf of PH
                                    Investments for the PHFL Shares set out in this document and the Form of Acceptance
                                    (including, where the context so requires, any subsequent revision, variation or extension thereof)

"SHARE OFFER PRICE"                 The consideration to be paid for the PHFL
                                    Shares in accordance with the provisions of paragraph 2 of the letter from Altium
                                    Capital

"TERMINATION DATE"                  21 October 2002

"TRANSACTION COSTS"                 The meaning set out in paragraph 4 of the
                                    letter from Altium Capital

"TRANSACTION COSTS AMOUNT"          (pound)600,000 or, if Condition (ii) in Part
                                    A of Appendix I is waived,(pound)300,000

"UNCONDITIONAL DATE"                The date (including where applicable the
                                    time on such date) the Share Offer becomes or is declared unconditional in all respects

"UNITED STATES" OR "US"             The United States of America its territories
                                    and possessions, any state of the United stated of America and the District of Columbia and all other areas subject to jurisdiction

"US CLOSING DATE"                   The date of the initial purchase of Omega
                                    Shares pursuant to the Omega Offer

"WARRANT OFFER"                     The offer by Altium Capital on behalf of PH
                                    Investments for the PHFL Warrants set out in this document and the Form of Acceptance
                                    (including, where the context so requires, any subsequent revision, variation or extension thereof)

"WARRANT OFFER PRICE"               The consideration to be paid for the PHFL
                                    Warrants in accordance with the provisions of paragraph 3 of the letter from Altium
                                    Capital